UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 10-SB

                   GENERAL FORM FOR REGISTRATION OF SECURITIES
                 OF SMALL BUSINESS COMPANYS UNDER SECTION 12(B)
                 OR 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934

Commission file no.  0000093314
                     -----------

                          STANDARD CAPITAL CORPORATION
                 (NAME OF SMALL BUSINESS COMPANY IN ITS CHARTER)

               Delaware                                    91-1949078
               --------                                   -----------
     (State or Other Jurisdiction of                   (I.R.S.Employer
     Incorporation or Organization)                   Identification No.)

    800 - 15355 24th Ave., Suite 287
   White Rock, British Columbia, Canada                 V4A 2H9
 --------------------------------------              -------------
 (Address of Principal Executive Officer)             (Zip Code)

                                 (604) 538-4898
                              --------------------
                          (Company's Telephone Number)

Securities registered under Section 12(b) of the Exchange Act:   None

Securities registered under Section 12(g) of the Exchange Act:

                    Common Stock, par value $0.001 per share
                    ------------------------------------------
                                (Title of Class)

                                TABLE OF CONTENTS

      ITEM                                                                  PAGE
     -----                                                                 -----
                 Glossary of Mining Terms                                      3

                                     PART 1

     Item 1      Description of Business                                       7
     Item 2      Management's Discussion and Analysis or Plan of Operation    16
     Item 3      Description of Property                                      19
     Item 4      Security Ownership of Certain Beneficial
                   Ownership and Management                                   20
     Item 5       Directors, Executive Officers, Promoters and
                   Control Persons                                            21
     Item 6      Executive Compensation                                       22
     Item 7      Certain Relationships and Related Transactions               24
     Item 8      Description of Securities                                    27

                                     PART 11
     Item 1      Market Price of and Dividends on the Company's
                   Common Equity and Other Stockholders Matters               28
     Item 2      Legal Proceedings                                            28
     Item 3      Disagreement With Accountants and Financial Disclosure       28
     Item 4      Recent Sales of Unregistered Securities                      29
     Item 5      Indemnification of Directors and Officers                    29

                                    PART F/S

                 Financial Statements                                         31

                                    PART 111

     Item 1      Index to Exhibits                                            40
     Item 2      Description of Exhibits                                      40

                        ---------------------------------
                       DOCUMENTS INCORPORATED BY REFERENCE

                 Documents incorporated by reference:        None

                            GLOSSARY TO MINING TERMS

ACCRETED TERRANES:  Terranes formed by repeated filling of a channel way and its
                    reopening   by  the   development   of  fractures  in  zones
                    undergoing mineralization.

ADIT:               Tunnel into a hill side.

ANOMALY: Unusual natural occurrence (greatly elevated metal content in soil; unusually high magnetic pull).

ARGILLITE:          A  compact  rock,  derived  either  from  mudstone  (clay or siltstone) or shale, that has undergone a somewhat higher degree of induration than mudstone or shale but is less clearly laminated and without is fissility, and lacks the cleavage distinctive of slate.

AQUAGENE BRECCIAS:  A course  grained  clastic  rock with sharp edges and unworn corners which has been exposed to water.

ASSAY: Analytical result expressed in percent, "ounces per ton" or, for trace amounts, "parts per million".

BEDDED:             Applied to rocks resulting from consolidating  sediments and
                    accordingly   exhibiting  planes  fo  separation  designated
                    bedded planes.

BENDOR INTRUSTIONS: A rock type formed several million years ago.

BRECCIA: A course-grained clastic rock, composed of angular broken rock fragments held together by a mineral cement or in a fine-grained matrix.

CADWALLADER
GROUP: Series of layered rocks of both sedimentary and volcanic origin hosting most known gold occurrences in the Bridge River area.

CALCARENTES:        A  limestone  consisting  predominantly  (more  than 50%) of recycled calcite particles of sand size.

CHERT:              A fine grained siliceous rock.

CLAIM:              A mining right obtained from the Government.

DACITE:             A   fine-grained   extrusive  rock  with  the  same  general
                    composition   as   andesite,   but  having  a  less   calcic
                    plagioclase and more quartz.

DILATENT ZONE:      Open space rock  caused by folding or  faulting  of the rock units.

DIORITE: A group of plutonic rocks intermediate in composition between acidic and basic, characteristically composed of dark-colored amphibale (especially hornblende), acid plagioclase (oligoclase, andesine), pyroxene and sometimes a small amount of quartz.

DYKE: A narrow, linear rock formation intruded into earlier rock units.

FAULT:              A break in the continuity of a body of rock.

FEEDER:             A small ore vein leading to a larger one.

FELSIC COMPOSITION: Being of a light-colored, fine-grained composition.

FISSURE: A fracture or crack in rock which there is a distinct separation.

GNEISS:             A layered rock altered by heat or pressure after dispostion.

GOSSAN:             It  is  formed  by  the   oxidation   of  sulfides  and  the
                    leaching-out of sulfur and most metals, leaving hydrated iron oxides and rarely sulfates.

GRANITE: A rock mainly comprised of quartz and feltspar with various minor constituents.

GREENSTONE:         A field term  applied to any compact  dark-green  altered or metamorphosed basic igneous rock that owes its color to the presence of chorite, actinolite or epidote.

HORSETAIL:          A major vien dividing or fraying into smaller fissures.

IGNEOUS ROCK:       A rock or  mineral  that  solidified  from  molten or partly molten material. Igneous rocks constitute one of the three main classes into which rocks are divided, the other being metamorphic and sedimentary.

MAFIC: Pertaining to or composed deominantly of the ferromagnesion rock-forming silicates, said of some igneous rocks and their constituent minerals.

MARBLE:             A  altered   rock   resulting   from  heating  of  limestone
                    sedimentary rock under pressure.

MINERALIZTION:      Potentially  economic  concentration  of  commercial  metals occurring in nature.

OPHIOLITIC ULTAMAFIC
 INTRUSIONS:        A  changed   recrystallized   rock   composed   of  calcite,
                    serpentine and mafic minerals which has been forced between other rocks of a different type.

ORE: The naturally occurring mineral from which a mineral or minerals of economic value can be extracted.

PLACER GOLD:        Gold eroded from its original host rock and  re-deposited in gravel beds by stream action.

PILLOW  LAVE:       A general  term for lava that  exhibits a pillow  structure, being a rock texture characterized by piles of lobate, pillow-sharped masses, mostly basalts and andesites that erupted and flowed under water.

PERMO-TRIASSIC
 BACK ARC VOLCANICS:An era when largely red  sandstone  was formed and where the roof of the sandstone is arched in an angle of about 35(0)to 75(0).

QUARTZ FISSURE
 VEIN: Quartz rock deposited in dilatent zones from hot aqueous solutions ascending from deep in the earth's crust. Commercial elements (eg. Gold, lead, copper) often accompany the quartz in the hot solutions and are deposited along with the quartz.

RIFT:               A trough or valley formed by faulting.

SCHIST: A foliated rock created by action of heat and pressure on previously deposited rocks.

SERPENTINE:         A rock having a greasy or silky luster,  slightly soapy feel to it.

SILL: Applied to mining to flat-bedded strata of sandstone or similar hard rocks.

SKARN: Alternation by heat (usually generated by molten rock deep in the earth's crust) of earlier deposited sedimentary rocks.

SOIL SAMPLE:        A sample of surface  material  analyzed by lab techniques to test for content of trace elements  occurring in nature (eg.
                    copper, lead, zinc, etc).

SYN-VOLCANIC
 INTERMEDIATE
 PLUTONS: A body of medium to course ground igneous rock that it found below the surface by the crystallization of molten rock.

TERRANE:            A series of rocks.

TERRIARY
 INTERMEDIATE:      An igneous rock composed  between 65 million years to 2 to 3 million year ago.

TEST PIT:           Hole dug through surface materials (soil,  gravel) to expose underlying bedrock.

TRIASSIC-JURASSIC
 CADWALLER GROUP:   A period of time  spanning from between 190 million years to
                    135 million years ago.

ULTRABASIC:         Rock  comprised  mainly  of  iron-rock   minerals,   usually
                    originally deposited deep in the earth's surface and later exposed at the earth's surface by erosion or fault movement.

                                     PART 1

Standard Capital Corporation (the "Company") is filing this Form 10-SB on a voluntary basis to:

     1    provide current, public information to the investment community;

     2 to expand the availability of secondary trading exemptions under the Blue Sky laws and thereby expand the trading market in the Company's securities, and

     3 to comply with prerequisites for listing of the Company's securities on NASDAQ.

ITEM 1. DESCRIPTION OF BUSINESS

HISTORICAL OVERVIEW OF THE COMPANY

          The Company was incorporated on September 24, 1998. The Company has no subsidiaries and no affiliated companies. The executive offices of the Company are located at 800 - 15355 24TH Avenue, Suite 287, White Rock, B.C., V4A 2H9 (Tel: 604-538-4898) (Fax: 604-538-5939).

          The Company is engaged in the exploration of mineral properties.  (see
Part 1, "Exploration of the Standard Claim"). No ore body has been discovered and no substantial exploration has been done on its mineral claim. The Company is purely an exploration company. There is no assurance that any ore body will ever be found and that the Company will have sufficient funds to undertake the exploration work required to identify an ore body.

          Management anticipates that the Company's shares will be qualified on the system of the National Association of Securities Dealers, Inc. ("NASD") known as the OTC Bulletin Board. No application for quotation on the NASD has been made as at the date of this Form 10-SB and none will be made until this Form 10-SB clears all comments with the United States Securities and Exchange Commission.

          The Company owns the rights to one mineral claim known as the "Standard" Claim. It has the executive rights to all minerals on the Standard Claim until February 24, 2000. The property, itself, is owned by the Crown (the Province of British Columbia). If the Company does not perform exploration work or pay cash-in-lieu in the amount of $1,200 (CDN $1,800) on or before February 24, 2000 the rights to the mineral claim will expire and the ground can be staked by someone else.

          The Company has no revenue to date from the exploration of its mineral property, and its ability to effect its plans for the future will depend on the availability of financing. Such financing will be required to explore the Company's mineral property to a stage where a decision can be made by management as to whether an ore body exists and can be successfully brought into production. The Company anticipates obtaining such funds from its directors and officers, financial institutions or by way of the sale of its capital stock in the future (see Part 1, Item 2 - "Plan of Operations"), but there can be no assurance that the Company will be successful in obtaining additional capital for exploration activities from the sale of its capital stock or in otherwise raising substantial capital.

PLANNED BUSINESS

          In addition to exploring and, if warranted, developing its mineral property, the Company plans to seek out additional mineral properties either by way of purchase, staking or joint venturing. (See Part 1, Item 2 - Management's Discussion and Analysis or Plan of Operation").

          Much of the discussion contained in this section is "forward looking" in that actual results may materially differ from the Company's plans as currently contemplated. Information concerning all the factors associated with the Company is set forth in this Item 1 and in Items 2 and 3 below. FOR A COMPLETE UNDERSTANDING OF SUCH FACTORS, THIS ENTIRE DOCUMENT, INCLUDING THE FINANCIAL STATEMENTS AND THEIR ACCOMPANYING NOTES, SHOULD BE READ IN ITS ENTIRETY.

          All dollar amounts shown in this document are stated in US dollars unless otherwise noted.

EXPLORATION OF THE STANDARD MINERAL CLAIM

PROPERTY

          The Company has purchased a 100% (one hundred per cent) interest in the "Standard" mining claim from Edward Skoda, a mining consultant, for $367. The subject property covers 1,112 acres and is located within the "Gold River Mining Camp", an historic British Columbia gold mining district of the Lillooet Mining District. The Company's property rights are maintained by performance by the Company of annual exploration work as specified by the Mineral Tenure Act of the Government of British Columbia. Performance work includes taking samples for assay analysis, performing geological or technical surveys, drilling bore holes, and digging pits to sample mineralized structures. The tenure of the mineral claim is described as follows:

                     GOVERNMENT
CLAIM NAME           TENURE NO.            AREA              EXPIRY DATE
--------------------------------------------------------------------------------
Standard             367933               450 hectares       February 24, 2000
                                          (1,112 acres)

PROPERTY LOCATION AND ACCESS

          The Company's mining claim is located approximately 180 kilometers (112 miles) north of Vancouver, British Columbia and 4 kilometers (2.5 miles) southeast of the town of Gold Bridge. The claim is centered at geographical coordinates 50(Degree) 47' 35" N - 122(Degree) 45' 53" W on claim map number 92J-15. Access to the Company's claim is via all-weather gravel road from Lillooet to Gold Bridge; and thence, by four-wheel drive vehicle to the claim.

          The Standard mining claim is situated at the northwest end of the Bendor Range of the Coast Mountain Range in southwestern British Columbia. Elevation on the claim ranges from 5,000 to 8,500 feet above sea level. Winters in this region are generally cold with high snowfall accumulations while summers are dry and hot.

MINING HISTORY OF THE AREA

          Gold was first discovered in the Bridge River by miners in 1863, who produced placer gold from local gravel deposits intermittently until recent times. Quartz fissure veins were located by prospectors prior to 1900, and subsequent discoveries led to acquisition of the most important properties by larger companies by the 1920's. Major mining operations were developed after 1930 at the Bralorne and Pioneer Mines. These mining operations produced a total of 4,154,119 ounces of gold and 950,000 ounces of silver by the time of their closure in 1971 from a total of 7,931,000 tons of ore. Ore produced by the Bralorne and Pioneer mines, contained on average 0.53 ounces of gold per ton. The Bridge River Camp is the largest producer of gold in British Columbia, and total production reported for the camp is summarized in the accompanying table:

PRODUCTION FROM THE BRIDGE RIVER CAMP

------------------- ---------------- ----------------- ---------------- ----------------- ---------------- -----------------
                                           GOLD            SILVER            COPPER            LEAD              ZINC
MINE                         TONNES        (KG)             (KG)              (KG)             (KG)              (KG)
------------------- ---------------- ----------------- ---------------- ----------------- ---------------- -----------------
------------------- ---------------- ----------------- ---------------- ----------------- ---------------- -----------------
          Congress              943               2.5              1.3                38                -                 -
------------------- ---------------- ----------------- ---------------- ----------------- ---------------- -----------------
------------------- ---------------- ----------------- ---------------- ----------------- ---------------- -----------------
           Wayside           36,977             166.0             26.0                 -                -                 -
------------------- ---------------- ----------------- ---------------- ----------------- ---------------- -----------------
------------------- ---------------- ----------------- ---------------- ----------------- ---------------- -----------------
             Minto           79,073             546.0          1,573.0             9,673           56,435                 -
------------------- ---------------- ----------------- ---------------- ----------------- ---------------- -----------------
------------------- ---------------- ----------------- ---------------- ----------------- ---------------- -----------------
           Pioneer      2, 240, 552          41,475.0          7,611.0                 -               59               139
------------------- ---------------- ----------------- ---------------- ----------------- ---------------- -----------------
------------------- ---------------- ----------------- ---------------- ----------------- ---------------- -----------------
          Bralorne        4,954,473          87,759.0         21,969.0                 -              157                 -
------------------- ---------------- ----------------- ---------------- ----------------- ---------------- -----------------


PROSPECTING HISTORY OF THE STANDARD CLAIM

          The first recorded exploration work on the area now covered by the Company's mineral claim (the "Standard") occurred in 1937. Prospectors, at that time, dug a series of test pits and a short tunnel to investigate a quartz-fissure vein. The prospect then lay idle until 1984 when Newmont Exploration Canada Ltd. carried out a program of technical surveys (analysis of soil and rock samples to test for metal content) and geological mapping. Two zone were identified that contain gold mineralization in quartz fissure veins typical of those mined in the Bridge River camp. The property area was again prospected in 1991 by Cogema Canada Ltd. No further work was performed and the property expired in February 1999. The prospects were re-staked as the "Standard" mining claim and purchased by the Company.

REGIONAL GEOLOGY

          The Bridge River Region has been mapped by geologists working for both the Geological Survey of Canada (C.E.Cairnes, 1937) and the British Columbia Department of Mines (C. Leitch and C.I. Godwin, 1985; B.N.Chruch, 1987).

          The area is underlain by a series of volcanic and sedimentary rocks which have been intruded later by granitic rocks. The principal bedded rocks in the Bridge River Camp are the Fergusson, Cadwallader and Taylor Creek Groups. On a regional scale they are exposed as a broad complex fold structure. The oldest known unit in the area is the Fergusson or Bridge River Group (Middle Triassic and older) which consists primarily of chert, schist, gneiss and some marble beds. In localized areas numerous greenstone dykes and sills cut the sediments.

          The Fergusson Group is overlain in turn by the Cadwallader Group (Upper Triassic) which consists of greenstones (lavas and volcanic breccias; and one of the principal host rocks for gold veins in the Pioneer mine), an argillite and siltstone unit and an argillite interbedded with siltstones and sandstone. Overlying the Cadwallader Group are sediments of the Taylor Creek Group (Cretaceous) which consist of sequences of pebble and conglomerate beds interlayered with sandstones and siltstones. A dark grey argillite marker zone occurs near the top of the succession which is estimated to exceed 3000 meters (10,000 feet) in thickness.

INTRUSIVES IN THE AREA

          The main igneous intrusions in the area are the Bralorne diorite, the President Ultrabasic rocks and quartz diroite and granodiorite of the Bendor Pluton. Current age data indicate the Bralorne intrusive stocks range in age between Upper Cretaceous and Tertiary.

          The Bralorne diorite is a greenish-grey rock, variably textured from find to course grained. Different phases of Bralorne intrusives are exposed from south of the Pioneer mine to just north of the town of Gold Bridge and are the principal host rocks for gold veins at Bralorne-Pioneer. The alignment and shape of these bodies suggest emplacement along a major fault zone (ie. Cadwallader and Fergusson Faults).

          Intrusive ultrabasic rocks and metamorphic equivalents (serpentinite) form lenticular bodies and occur along the same northwest trend as the Bralorne intrusives suggesting a similar method of emplacement. Gold-bearing veins in workings of the Bralorne camp lie adjacent to and terminate against these serpentine bodies.

STRUCTURE OF THE AREA

          Repeated cycles of folding and faulting have created a complex structural history in the Bridge River area. Major fault lineaments strike north and northwesterly and may coincide with zones of ultramafic rocks seen on the surface. The principal shear direction changes from northwest in the area of the Bralorne-Pioneer mine to north-south in the area north of Gold Bridge between Wayside and Tyaughton Lake.

          Fault and vein orientations are well documented from the old producing mines at Bralorne and Pioneer. Major faults of the area can be grouped in two principle systems, each of which comprises two or more sets of faults. One system consists of two sets of perpendicular fractures, which strike approximately at right angles to each other, and at acute angles to the trend of formations. The other system consists of two sets of fractures with opposed dips, but which strike parallel to each other and conform to the trend of the overall formations. Fractures of the first system contain the principle veins of the area and formed earlier than the second as they are cut off by some faults belonging to the second system. The fractures of the second system are mainly shear zones in less competent sedimentary units; whereas the veins which belong to the first fracture system are in the more competent Bralorne intrusives and Pioneer greenstones.

          The Fergussons Fault and Cadwallader Shear represent the most important and continuous fractures in the second system. The Fergusson fault, which strikes northwesterly to northerly and dips steeply northeast, can be traced from the Pioneer extension property through the Pioneer and Bralorne mines to the California workings of the BRX and the Wayside property. The Cadawallader Shear roughly parallels the Fergusson, but dips southwest rather than northeast, bounds the west end of veins in the Pioneer and Bralorne mines. Another important geologic structure follows a chain of lakes beginning with Mead Lake in the south and running through Kingdom, Noel and McDonald lakes.

MINERALIZATION IN THE BRIDGE RIVER CAMP

          The Bridge River mining camp contains 73 mineral occurrences covering a roughly elliptical area that includes the former producing gold-silver mines of Bralorne and Pioneer.

Total production from these two mines was about 4,150,000 ounces gold and 0.95 million ounces silver from 7,900,000 tons of ore grading 0.53 oz/ton gold and
0.12 oz/ton silver (between 1899 and 1971). This makes it the largest gold producer in British Columbia's history.

          Periodic reactivation along the extensive fracture systems provided the necessary channelways for distributing mineral bearing solutions in the camp and also served as the loci for emplacement of the Bralorne intrusive suite. Gold-bearing quartz veins tend to be hosted in dilatent zones, which typically formed in brittle rock units. Episodic movements in these fissure zones formed characteristic banding of sulphides and native gold in the ore at Bralorne. Where fissures pass through less competent sedimentary rocks the veins tend to pinch out due to lack of open spaces.

PROPERTY GEOLOGY

          The property is underlain to the east by intrusives of the Bendor pluton and to the west by the "Cadwallader" Group sediments and volcanics, separated by a major fault along Fergusson Creek. The Bendor intrusives consist of a large mass of granodiorite east of Fergusson Creek, as well as several small dioritic, plug-like masses, and feldspar porphyry dykes to the west of the valley.

          Locally, the Cadwallader Group consists of interlayered chert, argillite and massive andesite to basaltic volcanics. The sediment and volcanic units are interlayered but sediments dominate on the ridge to the north and east of Fergusson Creek while volcanics dominate around the peak and immediately north of it. Overburden is fairly extensive on the claim and consists of glacial till, large boulder fields and morraine deposits.

          Geological mapping indicates much of the Standard claim is underlain by cherts and rusty siliceous cherts interbedded with mafic volcanic flows and argillite interbeds. TheThe chert unit has been very tightly folded in a north-northwest direction with steep subvertical dips. The greenstone unit is less deformed except when in fault contact with the chert unit. These features trend approximately north-south with a steep westerly dip (80-85(Degree)). Bedded and crosscutting narrow quartz-carbonate veins and lenses occur sporadically within the sediments occasionally containing minor pyrite.

          Mineralization in "Zone 1" on the Standard claim occurs in a 1.3 meter (4.25 feet) shear zone located on top of an east-west trending ridge 800 meters north of Mount Fergusson. Arsenopyrite-sphalerite-bornite and minor pyrite occur within brecciated andesite host rocks. An 80 cm (2.6 foot) chip sample from the zone returned 8.7 g/t (0.31 oz/t) gold and 11.0 g/t (0.39 oz/t) silver. South of Zone 1 several narrow semi-massive stibnite veins occur in chert host rock. The veins appear to be related to a steep northwest trending shear or fault zone.

          Mineralization here, consists of pyrrhotite, pyrite and trace amounts of chalcopyrite hosted primarily within the volcanics. Most of these sulphide occurrences ("Zone Z") are narrow (generally less than 2 feet wide) contain minor quartz-carbonate lenses and are in close proximity to the sediment/volcanic contact zone.

CONCLUSIONS

     o The Standard claim is situated within the Bridge River gold camp and includes the former producing mines of Bralorne and Pioneer. Together they produced more than 7 million tonnes of ore grading 18 grams per tonne (4 million ounces), making it the largest gold producer in B.C. history. Typically gold and silver was won from ore shoots in auriferous quartz veins averaging 2 metres (6.56 feet) wide, 100 - 200 metres (328 - 656 feet) in strike length, with dip lengths up to 2000 metres (6562 feet). Key factors in the mineralizing events include proximity to the ultramafic President intrusives, the hosting of veins in brittle Bralorne intrusives and Pioneer greenstones and repeated fault movements of dilational fissure zones and fault intersections.

     o Regional studies of mineral occurrences within the Bridge River camp describe lateral mineral zoning across the eastern limit of the Coast Plutonic Complex. Older high temperature gold-arsenic rich deposits occur near the core of the complex (Bralorne-Pioneer) and grade gradually into a younger silver-antimony rich zone (Congress-Minto) then give way to deposits rich in mercury (Lillomer prospect) at the periphery. The Standard claim is situated in the transition zone between gold-arsenic rich deposits and the silver-antimony rich prospects.

     o Several old workings occur close to the property boundaries of the Standard claim (California, Gloria Kitty, Ural, Arizona and Reliance) some of which sustained small-scale production of gold-silver-antimony ores. The Reliance property has proven and drill indicated reserves of 410,916 tonnes of ore grading 5.96 grams/tonne gold. The Ranger prospect, 500 metres to the east, has produced high grade arsenopyrite-pyrite mineralization in quartz veins grading 4.46 oz/ton gold and 7.5 oz/ton silver over a width of 30 centimetres (12 inches).

     o Elevated gold/silver values (up to 28.2 g/t Au / 35.4 g/t Ag) occur at the Waterloo showing, on the ridge north of Fergusson peak in on the Standard property. Past workers have noted that significant overburden may have masked the geochemical signature and that sampling density may be insufficient to properly define mineralized zones.

     o Bridge River (Fergusson) Group cherty argillite units underly the Standard claim and host silver-antimony-gold mineralization in shears and veins on the nearby Reliance prospect. Similar mineralization styles occur directly across Carpenter Lake at the Congress property where some of the host rocks also include fissured Tertiary feldpar porphyry dykes.

RECOMMENDATIONS

          The Company has received a summary report from C. Church, P. Geol., as consultant, which recommends a program of modern exploration to review the potential for the Standard mining claim to host concentrations of economic mineralization. A program of air photo analysis has been recommended to prioritize areas of the property for detailed technical surveys, which will include detailed geological mapping and geophysical surveys.

          These surveys will allow the Company to locate sites to test for vein-fissure gold mineralization by digging test pits and drilling bore holes.

         The estimated cost of undertaking the recommendation by Mr. Church are as follows:

          o    Airphoto  interpretation  and  reconnaissance
               mapping is required to  determine  structural
               breaks and intersecting fault structures very
               important  to  ground   preparation  and  the
               formation of mineral deposits in the area.                $ 2,500

          o    Construction  of  a  soil   geochemical  grid
               across  structural  features  sampled  at  20
               metre intervals on lines spaced 100 metres apart.

               Majornorthwest     striking     stratigraphic
               contacts    (greenstone-chert)    should   be
               prospected    and   the   grids    orientated
               perpendicular  to them  should they appear to
               be mineralized.                                             7,500

          o    Ground   geophysical    surveys   should   be
               completed over  structural  features known to
               host mineralization. The surveys could be run
               along  soil  geochemistry  grid lines and may
               possibly extend the mineralized zones.                      1,000

          o    Prospecting and detailed  geological  mapping
               at  1:2000  scale or better  over the  entire
               claim area.  Prospecting could be prioritized
               according  to  favorable   geologic  contacts
               especially   where  VLF-EM   conductors  have
               already been identified.                                    1,000

          o    Providing  favorable  results are obtained in
               the   soil   geochemical   sampling   program
               additional    exploration    consisting    of
               trenching and drilling  would be  recommended
               to target anomalies from that program.
                                                                         150,000

               Estimated cost of exploration program                   $ 162,000
                                                                         =======
COMPANY'S MAIN PRODUCT

         The Company's main product is the sale of gold and silver that can be extracted once the mineral property has been explore. Since the property has yet to be explored by the Company, the Company has yet to find an ore body and therefore cannot sell any ore.

COMPANY'S EXPLORATION FACILITIES

         The Company has no plans to construct and mill or smelter on the Standard Claim until an ore body of reasonable worth is found (which may be never). While in the exploration phase, the crew of the Company will be living in the town of Gold Bridge due to its close proximity to Standard Claim and to avoid building any permanent facilities.

RISK INHERENT IN MINERAL PROPERTIES

          The Company and its shareholders are aware of the following risks:

     1. The Standard Claim does not contain a known body of commercial ore and, therefore, any program conducted on these properties would be an exploratory search for ore.

     2. There is no certainty that any expenditures made in the exploration of the Standard Capital Corporation property will result in discoveries of commercial quantities of ore. Most exploration projects do not result in the discovery of commercially mineable deposits of ore.

     3. Resource exploration and development is a speculative business in that a company might not be able to raise any funding subsequent to the initial capital.

     4. Failure to discover a mineral deposit at all is as bad as finding a mineral deposit which, though present, is insufficient in size or grade to return a profit from production. The marketability of any minerals acquired or discovered may be affected by numerous factors which are beyond the Company's control and which cannot be accurately predicted, such as market fluctuations, the proximity and capacity of milling facilities, mineral markets and processing equipment, and such other factors as government regulations, including regulations relating to royalties, allowable production, importing and exporting of minerals, and environmental protection. The mineral industry is intensely competitive and the Company competes with other companies that have greater resources.

     5. Mining operations generally involve a high degree of risk. Hazards such as unusual or unexpected formations and other conditions are involved. The Company may become subject to liability for pollution, cave-ins or hazards against which it cannot insure or which it may not elect to insure. The payment of such liabilities may have a material, adverse effect on the Company's financial position.

     6. Prior to commencing mining operations on any of its properties, the Company must meet certain environmental requirements. Compliance with these requirements may prove to be difficult and expensive. The Province of British Columbia has enacted statutory provisions to protect the Crown's property; being the claim that the Company has the rights to the mineral thereon. The Acts that the Company has to adhere to are the "Timber Harvesting Practices Regulations", Mineral Tenure Act, Coal Act and Forestry Act. Each of the formed Acts has their own environmental concerns, which the Company must adhere to. The Company might be liable for pollution if it does not adhere to the requirements of the various Acts. Environment concerns relate to the use and supply of water, the animal life in the area, fish live in the streams, the need to cut timber and removal of overburden; being the soil above the hard rock. No building or fixtures of any nature can be erected without the prior approval of the district inspector for the Province. To undertake any form of work program beyond grid preparation and soil sampling, the Company will have to prepare a "Mineral & Coal Notice of Work and Reclamation" form that requires the Company to indicate its expected exploration program and how it will affect water and soil concerns. The cost and effect of adhering to the environment requires are unknown to the Company at this time and cannot be reasonably estimated.

     7. Some of the Directors of the Company are also directors and officers of other companies and conflicts of interest may arise between their duties as directors of the Company as directors, officers of other companies. Even with full disclosure by all the directors and officers, the Company cannot insure that it will receive fair and equitable treatment in every transaction.

     8. While the Company has obtained the usual industry standard title reports with respect to the Standard Claim, this should not be construed as a guarantee of title. This property may be subject to prior unregistered agreements or transfers or native land claims and title may be affected by undetected defects. Certain of the claims may be under dispute and resolutions of a dispute may result in the loss of all of such property or a reduction in the Company's interest therein.

     9. The Standard Claim has never been surveyed and, accordingly, the precise location of the boundaries of the property and ownership of mineral rights on specific tracts of land comprising the property may be in doubt.

1. OTHER MINERAL PROPERTIES

         The Company has not found any other mineral properties either for staking or purchasing but will look for other mineral properties during the spring of the year 2000 so to diversify its holdings into other areas of interest and minerals themselves. The Company has yet to seek any mineral properties, and does not presently have the financial capacity to do so. Any staking and/or purchasing of mineral properties may involve the issuance of substantial blocks of the Company's shares. The Company has no intentions of purchasing any mineral properties from its officers and/or directors.

EMPLOYEES

         As at October 31, 1999, the Company did not have any employees either part time or full time other than its director and officers. Initially the Company will not wish to bear the burden of carrying full time employees especially during periods when it is difficult to work on the property due to weather conditions. The executive officers have undertook the responsibility of initially identifying the Standard Claim, incorporating the Company, obtaining the assistance of professionals as needed, identifying potential investors to contribute the initial "seed capital", coordinating various filing requirements and other matters normally performed by the executive officers. They were not paid for these services in cash by the Company but the Company has given recognition in the financial statements to this contribution by expensing $2,400 for services of the President and crediting capital contribution of a like amount.

         The Company is not a party to any employment contracts or collective bargaining agreements. The British Columbia area has a relatively large pool of people experienced in exploration of mineral properties; being mainly geologists and mining consultants. In addition, there is no lack of people who have experience in working on mineral properties either as laborers or prospectors. The Company will use independent workers and consultants initially on a part time basis.

COMPETITION

         In Canada there are numerous mining and exploration companies, both big and small. All of these mining and exploration companies are seeking properties of merit and availability of funds. The Company will have to compete against such companies to acquire the funds to develop its mineral claims. The availability of funds for exploration is sometimes limited and the Company might find it difficult to compete with larger and more well-known companies for capital. Even though the Company has the rights to the mineral on its claims there is no guarantee it will be able to raise sufficient funds in the future to maintain its mineral claims in good standing. Therefore, if the situation occurs that it does not have sufficient funds for exploration the claims might lapse and be staked by other mining interests. The Company might be forced to seek a joint venture partner to assist in the development of its mineral claims. In this case, there is the possibility that the Company might not be able to pay its proportionate share of the exploration costs and might be diluted to an insignificant carried interest.

         Even when a commercial viable ore body is discovered, there is no guarantee competition in refining the ore will not exist. Other companies may have long term contracts with refining companies thereby inhibiting the Company's ability to process its ore and eventually market it. At this point in time the Company does not have any contractual agreements to refine any potential ore it might discover on its mineral claims.

         The exploration business is highly competitive and highly fragmented, dominated by both large and small mining companies. Success will largely be dependent on the Company's ability to attract talent from the mining field. There is no assurance that the Company's mineral expansion plans will be realized.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

         The discussion contained in this Item 2 is "forward looking" in that actual work performed on the Company's mineral property may differ from the recommended work program as set forth in the geological report dated May 27, 1999 prepared by Calvin Church, P.Geo. Factors that could cause the work program to differ are described throughout this Form.

PLAN OF OPERATION

         To date the Company has concentrated on the Standard Claim. In the future, the Company will seek to investigate other mining properties to determine which ones are of merit and are of interest to the Company. Subject to the availability of financing, the Company will seek to increase its inventory of mineral properties and, if acceptable to management, enter into joint venture agreements to develop various other mineral properties of merit. (See Part 1, Item 1 - "Description of the Business"). The Company will seek to generate such funds through the sale of securities and/or institutional financing. If an underwriter can be found, a public offering of common stock will be considered; alternatively the Company will seek to raise funds through a private offering of securities to an institutional buyer or through a registered broker dealer. The Company does not presently have any financing arranged for nor has any underwriter yet expressed interest in such an offering, and there can be no assurance that an underwriter can be found on terms acceptable to the Company. In the absence of such financing, the Company may be unable to put its plans into effect.

LIQUIDITY AND CAPITAL RESOURCES

          As at August 31, 1999, the Company had $2,531 of assets, and $8,257 of liabilities of which $6,255 is due to the President of the Company. The cash equivalent as at August 31, 1999 was $2,531.

         The Company has no contractual obligations for either lease premises, employment agreements or work commitments on the Standard claim and has made no commitments to acquire any asset of any nature.

         Operational and administrative expenses of the Company for 1999 are projected to be approximately $4,500 which will comprise audit ($1,500), filing fees with regulatory authorities -Edgar ($1,200), transfer agent's fees ($1,000) and miscellaneous ($750). The Standard claim is in good standing until February 24, 2000 and, if warranted, the Company need not spend any money on its claim until that date. The current cash position is not sufficient to pay the above noted expenses the director is prepared to advance further funds to the Company to meet its current obligations.

          Since September 24, 1998, the date of inception, the Company has incurred the following expenses:


  Accounting and audit                   (i)            $   3,950
  Annual fee                            (ii)                  125
  Bank charges                         (iii)                   91
  Franchise tax                         (iv)                   50
  Geology report                         (v)                1,280
  Incorporation costs written-off       (vi)                  255
  Management fee                       (vii)                2,400
  Office and miscellaneous            (viii)                  408
  Rent                                  (ix)                1,200
  Staking costs                          (x)                  367
  Telephone                             (xi)                  600
  Transfer agent's fees                (xii)                2,250
      Total expenses for the period                      $ 12,976
                                                         ========

(i) Accounting and audit - $ 3,950

The Company had its financial statements audited as at May 31, 1999 and as at August 31, 1999, the latter being attached to this Form 10-SB. The accounting and preparation of a working paper files for submission to the auditors was prepared by an independent accountant at a cost of $1,250.

(ii) Annual fee

Represents the sustaining fee payable to the State of Delaware to maintain the Company in good standing as a corporate entity.

(iii) Bank changes - $91

Monthly service charges for operating the account as charged by the Bank of Montreal.

(iv) Franchise tax - $50

The Company is required each year to pay a franchise tax on the amount of issued and outstanding share capital. This tax is payable to the State of Delaware.

(v) Geology report - $1,280

The Company engaged the services of Calvin Church, P. Geo., to write a report to the Company detailing the mineralization on the Standard claim and recommending a future work program. This report was completed on May 27, 1999 and has been summarized on page 4 of this Form under the heading of "Exploration of Standard Mineral Property."

(vi) Incorporation costs written-off - $255

The Company has treated the costs of incorporation as period costs and has written them off as an expense in the current period rather than capitalize them and amortization them over a period of time.

(vii) Management fee - $2,400

The Company has not paid any fees to its directors or officers during the current period. Nevertheless, the Company realizes that there is a cost involved in the directors and officers devoting time and effort to the affairs of the Company. Therefore, a management fee of $2,400 has been expensed and credited to capital contribution during the current period.

(viii) Office and miscellaneous - $408

Represents normal cost to operate a office; paper, stamps, envelopes, etc.

(ix) Rent - $1,200

The Company uses the personal residents of the President of the Company as an office. No charge has been incurred by the Company. Nevertheless, the Company recognizes that there is a cost to using an office and therefore has expensed $1,200 and credited to capital contribution a similar amount.

(x) Staking costs - $367

The Company engaged the services of Edward Skoda to stake the Standard claim in the Bralorne area of British Columbia. Mr. Skoda invoiced the Company for his staking and recording costs.

(xi) Telephone - $600

The Company has not incurred any telephone charges to date. Nevertheless, the Company recognizes the fact that there is a telephone cost to operating a business and therefore has expensed $600 with an offsetting credit to capital contribution. This expense was determined on the fair market value of obtaining a telephone line and operating for a twelve month period.

(xii) Transfer agent's fees - $2,250

Transfer agent's fees comprise $1,200 as the annual fee paid to maintain an account with the transfer agent and $1,050 for preparation and issuance of share certificates and other matters as periodically required by the Company.

         Management estimates that the current funds on hand will not be sufficient to allow the Company to undertake an exploration activities on the Standard claim but is sufficient to satisfy all outstanding accounts payable, other than the amount due to the President of the Company. The funds required over the next several months will be for filing fees, accounting and general office expenses will be advanced by the President of the Company until such time as a decision is made as to what form of financing will best suit the Company's needs; being either institutional borrowing or the issuance of the Company's capital stock.

         The Company's independent auditor has qualified his audit opinion as follows:

         "The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company is in the development stage and will need additional working capital for its planned activities, which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are described in Note 5. These financial statements do not include any adjustment that might result from the outcome of this uncertainty."

         The auditor is stating to the reader of this Form 10-SB that unless the Company is able to raise additional working capital to finance its exploration activities, the Company will not be able to continue as a company and will cease to operate. The Company does not have sufficient funds on hand to undertake a geophysical survey and soil sampling program. The Company has no immediate plans to raise additional working capital and hence the auditor is alerting the readers of this Form 10-SB that there is a possibility that the Company will not be able to continue as an operating unit.

         Management  does  not  believe  the  Company's   operations  have  been
materially affected by inflation.

ITEM 3. DESCRIPTION OF PROPERTY

         The Standard mineral claim consists of one 18 unit metric (15.8 square miles) claim situated within the Bridge River gold camp near the town of Gold Bridge, 160 kilometres (99 miles) north of Vancouver, British Columbia. The property is 100% owned by Standard Capital.

         The Bridge River camp is host to 73 documented mineral localities two of which contained substantial tonnage of gold and silver ore. The Bralorne and Pioneer former mines produced 4.15 million ounces of gold and 0.95 million ounces of silver, from 7.9 million tons of ore grading 0.53 oz/ton gold and 0.12 oz/ton silver, between 1899 and 1971 (principle production was from 1932-1971). Total gold production from the former producing mines in the Bridge River camp remain foremost in British Columbia's history (see Part 1- "Exploration of the Standard Claim).

         Regional patterns of metal zonation across the eastern flank of the Coast Plutonic Complex divide the camp into gold rich and silver rich deposits related to the proximity with the central plutons (bodies of medium to course-grained igneous rock that formed beneath the surface due to the solidification of magma). `Congress type' mineralization, represented by low gold-silver ratios and antimony rich ores, developed distal to coast granitic intrusives in shear zones and Tertiary porphyry dykes. Mineralization at the Bralorne and Pioneer mines consist of gold and arsenopyrite (8[FeAsS]) bearing quartz veins filling en echelon tension fractures in the Bralorne diorite (a group of course-grained igneous rocks intermediate in composition between acidic and basic) and Pioneer greenstones. The Standard property is located in a transition zone between gold-arsenic rich and silver-antimony rich zones. Although economic mineralization has not yet been identified on the property, rock samples from the Waterloo showing show multielement anomalies and significant gold values to warrant further investigation.

         An exploration program including reconnaissance mapping, prospecting and geochemical sampling is recommended to determine the extent of the mineralizing system on the Standard property. Further programs of trenching and drilling are recommended contingent on favorable results of each preceding exploration phase.

OFFICES

         The Company's  executive offices are located in 800 - 15355 24th Avenue
- Suite 287, White Rock, British Columbia, Canada. The office is located in the personal residence of the President of the Company. There is no charge to the Company for office but an imputed charge of $1,200 has been expensed during the current period with an offsetting entry to capital contribution. The Company realizes it will require an office once it has started exploration work on the Standard claim, but has yet to choose the office's location.

INCORPORATION IN THE STATE OF DELAWARE

         The Company incorporated in the State of Delaware rather than British Columbia because of tax reasons. For example, both the Federal and Provincial Governments impose tax on any profits made. This tax could range as high as 51% of net income. In addition, the Province of British

Columbia has an annual Capital Tax based on the number of shares outstanding. By having a Delaware based company the Company, if it ex-provincially incorporates in British Columbia, only be subject to a 15% withholding tax as set forth in the Canada/US Tax Treaty.

OTHER PROPERTY

The Company does not own any other property other than the rights to the minerals located on the Standard Claim.

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERSHIP AND MANAGEMENT

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

         The following table sets forth certain information with respect to the beneficial ownership of each person who is known to the Company to be the beneficial owner of more than 5% of the Company's Common Stock as of October 31, 1999.


     (1)                           (2)                               (3)                    (4)
    Title                   Name and Address                  Amount and Nature           Percent
     of                      of Beneficial                      of Beneficial                of
    Class                        Owner                        Ownership (1),(2)           Class (2)
    -----                        ------                       -----------------           ---------

Common                   E. DEL THACHUK                            100,000 (i.)                7.7%
Shares                   800-15355 24th Ave., Suite 287
                         White Rock, British Columbia
                         Canada, V4A 2H9

Common Shares            DORIS M. O'BRIEN                          100,000                     7.7%
                         626 - Highway 99
                         P.O. Box 5
                         Surrey, British Columbia
                         Canada, V4B 5A8

Common                   AUGGNETHA QUASHIE                         100,000                     7.7%
Shares                   15382 -110A Avenue
                         Surrey, British Columbia
                         Canada, V3R 9H6

Common                   MICHEL LEVESQUE                           100,000                     7.7%
Shares                   3350 - 199A Street
                         Langley, British Columbia
                         Canada, V3A 4T9

Common                   MICHAEL THACHUK                           100,000 (ii)                7.7%
Shares                   47 - 20761 Telegraph Trial
                         Surrey, British Columbia
                         Canada, V1M 2W3

Common                   GERRY WOLFF                               100,000                     7.7%
Shares                   4364 Woodcrest Road
                         West Vancouver, B.C.
                         Canada, V7S 2W1


     (1)                           (2)                               (3)                    (4)
    Title                   Name and Address                  Amount and Nature           Percent
     of                      of Beneficial                      of Beneficial                of
    Class                        Owner                        Ownership (1),(2)           Class (2)
    -----                        ------                       -----------------           ---------

Common                   MAVIS E. SHAW                             100,000                     7.7%
Shares                   246 - 20071 - 24th Avenue
                         Langley, British Columbia
                         Canada, V2Z 2A1

Common                   KEN RADOMSKY                              100,000                     7.7%
Shares                   840 - 15355 - 24th Avenue
                         White Rock, B.C.
                         Canada, V4A 2H9

Common Shares            RAYMOND CAL MILLER                        100,000                     7.7%
                         301 - 1323 Merklin Street
                         White Rock, British Columbia
                         Canada, V4B 4C2

Common                   MARION K. SEPT                            100,000                     7.7%
Shares                   19188 - 84th Avenue
                         Surrey, British Columbia
                         Canada, V4N 3G5

Common                   KAREN FORD                                100,000                     7.7%
Shares                   17773- 59 a Avenue
                         Surrey, British Columbia
                         Canada, V3S 1R2

(1) As of October 31, 1999 there were 1,295,000 common shares outstanding. Unless otherwise noted, the security ownership disclosed in this table is of record and beneficial.

(2) Under Rule 13-d under the Exchange Act, shares not outstanding but subject to options, warrants, rights, conversion privileges pursuant to which such shares may be acquired in the next 60 days are deemed to be outstanding for the purpose of computing the percentage of outstanding shares owned by the persons having such rights, but are not deemed outstanding for the purpose of computing the percentage for such other persons.

(i) This stock is restricted since it was issued in compliance with the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended. After this stock has been held for one year, Mr. Thachuk could sell 1% of the outstanding stock in the Company every three months. Therefore, this stock can be sold after the expiration of one year in compliance with the provisions of Rule 144. There is "stock transfer" instructions placed against this certificate and a legend has been imprinted on the stock certificate itself.

(ii) Michael Thachuk is the son of the President of the Company. He is married and lives in his own home. These shares are not restricted under Rule 144.

SECURITY OWNERSHIP OF MANAGEMENT

         The following table sets forth certain information with respect to the beneficial ownership of each officer and director, and of all directors and executive officers as a group as of October 31, 1999.


     (1)                           (2)                               (3)                    (4)
    Title                   Name and Address                  Amount and Nature           Percent
     of                      of Beneficial                      of Beneficial                of
    Class                        Owner                        Ownership (1),(2)           Class (2)
    -----                        ------                       -----------------           ---------

Common                   E. DEL THACHUK                              100,000 (3)             7.7%
Shares                   800-15355 24th Ave., Suite 287
                         White Rock, British Columbia
                         Canada, V4A 2H9

(1) As of October 31, 1999 there were 1,295,000 common shares outstanding. Unless otherwise noted, the security ownership disclosed in this table is of record and beneficial.

(2) Under Rule 13-d under the Exchange Act, shares not outstanding but subject to options, warrants, rights, conversion privileges pursuant to which such shares may be acquired in the next 60 days are deemed to be outstanding for the purpose of computing the percentage of outstanding shares owned by the persons having such rights, but are not deemed outstanding for the purpose of computing the percentage for such other persons. None of the directors or officers have any options, warrants, rights or conversion privileges outstanding.

(3) E. Del Thachuk is President and Director of the Company. This stock is restricted since it was issued in compliance with the exemption form registration provided by Section 4 (2) of the Securities Act of 1933, as amended. After this stock has been held for one (1) year, Mr. Thachuk could sell a percentage of his shares every three months based on 1% of the outstanding stock. Therefore, this stock cannot be sold except in compliance with the provisions of Rule 144.

ITEM 5. DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

DIRECTORS AND EXECUTIVE OFFICERS

         The Company's directors and executive officers, as of October 31, 1999, are listed in the table below. Directors are elected at the Company's annual meeting of stockholders. They hold office until their successors are elected and qualified. The Company's officers, responsible to the Board of Directors, are appointed annually by the Board.

                                                                                 Term as
                                                                                 Director
                   Name                        Position Held                     Expires
                  -----                      ----------------                   ---------
            E. Del Thachuk                 President and Director                  2000

            Mary Anne Thachuk              Secretary Treasurer                      -


         DEL THACHUK, 63, has been the President and a Director of the Company since its inception. Mr. Thachuk graduated from Victoria Composite High School in Edmonton, Alberta before spending nine months articling as a chartered accountant student. Subsequently, Mr. Thachuk worked for two years for the City of Edmonton as a surveyor before entering professional football for four years. He was a player for London Lords in London, Ontario and then was hired by the Edmonton Eskimos. From 1962 to 1969, Mr. Thachuk was owner and president of Civic Tire & Battery Ltd. located in Olds, Alberta. His company owned three tire shops and was in partnership with an additional two. Subsequent to the sale of his company he became a contractor for a short period of time during which time he build and sold five houses and approximately thirty pre-fab homes. In 1971, Mr. Thachuk commenced mining a placer gold property he owned in Atlin, British Columbia. During the fifteen years he mined his placer property he extracted in excess of 30,000 ounces of gold. With the sale of the placer property, Mr. Thachuk, over the next five years, entered into various mining ventures in Nevada, Washington State and British Columbia. During this same period of time, Mr. Thachuk was president of Red Fox Minerals Ltd., a company listed on the Vancouver Stock Exchange. In 1991, he became part owner and general manager for Koben Sand & Gravel which employed 36 employees and in its third year of operations had in excess of CDN $6,000,000 in sales. In 1994, Mr. Thachuk became a consultant for various companies until 1997 when he incorporated and became president of Mine A Max Corporation, a company trading on the OTC Bulletin Board in United States.

         MARYANNE L. THACHUK, 63, has been Secretary Treasurer of the Company since its inception. She graduated from Jasper Place Sr. High in Edmonton in 1954 and then obtained a Certified Secretarial Diploma from McTavish Business College. From 1956 to 1960, Maryanne worked for CJCA Broadcasting Station in Edmonton reporting on court cases, sport related events and other news issues. She was the assistant to the Sports and News Director. In 1960, she moved to Vancouver and was employed as Private Secretary to the President of Dueck Motors. In 1962, she moved back to Alberta where she was trained as an In-Service Social Worker with the Alberta Government Department of Public & Child Welfare. In 1964 Maryanne moved back to the Vancouver as the Private Secretary of the President of Lindal Cedar Homes. From 1965 to 1988 she worked part time for the President of Delmor Enterprises before becoming one of its directors. In 1988, she became the Personal Secretary to the Board Chairman of the Culinary Foods Division for Canadian Airline. Since 1990, she has been working for the B.C. Government Department of Education (Surrey School District #36) where she has received specialized training in Finance & Administration.

         Although Del and Maryanne Thachuk do not work full time, at the present, for the Company, Mr. Thachuk spends anywhere from 20 to 30 hours a month on administrative and accounting matters. As Secretary Treasurer, Maryanne Thachuk devotes 15 hours per month on various corporate matters. Once development of the Standard Claim takes place, the President and Secretary Treasurer will find that they have more work to do and undertake a full time work schedule.

         Del or Maryanne Thachuk are not directors of another company registered under the Securities and Exchange Act of 1934 other than Del who was a director and officer of Mine A Max Corporation until May 31, 1999 and is presently a director and office of The Zeballos Mining Company.

         Del Thachuk,  the  President and Director,  and Maryanne  Thachuk,  the
Secretary Treasurer, are married to one another. The two, however, are not related to any person under consideration for nomination as a director or appointment as an executive officer.

ITEM 6. EXECUTIVE COMPENSATION

         None of the Company's executive officers have received compensation since the Company's inception.

          The following table sets forth compensation paid or accrued by the Company during the period ended October 31, 1999 to the Company's President and Director and to the Secretary Treasurer.

                        SUMMARY COMPENSATION TABLE (1999)

                                                                     Long Term Compensation (US Dollars)
                                                                     -----------------------------------
                            Annual Compensation                          Awards                Payouts
                            -------------------                          ------                -------
          (a)                (b)          (c)           (e)          (f)           (g)          (h)          (i)
                                                       Other      Restricted                              All other
                                                      annual        stock       Options/       LTIP        compen-
    Name and Princi-                                   Comp.        awards         SAR        payouts      sation
      Pal position           Year        Salary         ($)          ($)           (#)          ($)          ($)
     -------------           ----        ------        ----          ---           ---          ---          ---
E. Del Thachuk               1999         -0-           -0-          -0-           -0-          -0-          -0-
President and
     Director

Maryanne Thachuk             1999         -0-           -0-          -0-           -0-          -0-          -0-
Secretary Treasurer

There has been no compensation given to any of the Directors or Officers during 1999. There are no stock options outstanding as at October 31, 1999 and no options have been granted in 1999, but it is contemplated that the Company may issue stock options in the future to officers, directors, advisers and future employees.

COMPENSATION OF DIRECTORS

         Members of the Board of Directors do not receive cash compensation for their services as Directors. Directors are not presently reimbursed for expenses incurred in attending Board meetings.

ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The Company has never before filed a prospectus specified under Section 10(a) of the Securities Act of 1933 at this time. The Company raised funds from its officers and directors relatives, friends and business associates as more fully described below.

SHARES ISSUED TO DIRECTORS AND OFFICERS

         The President and Director of the Company subscribed for 100,000 shares at $0.001per share for cash consideration. This stock is restricted since it was issued in compliance with the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended. After this stock has been held for one year, the holders of these shares of the Company could sell a percentage of their shares every three months based on 1% of the outstanding stock in the Company. Therefore, this stock can be sold after the expiration of one year in compliance with the provisions of Rule 144. There are "stop transfer" instructions placed against this stock and a legend is imprinted on each stock certificate.

SHARES ISSUED TO OTHER SHAREHOLDERS

          On or about January 11, 1999, the Company issued, at the price of $0.001 per share, 100,000 shares each to ten different individuals. The shares were paid for in cash and the applicable Form D was filed with the United States Securities and Exchange Commission. These shares are not restricted from trading.

          On or about February 15, 1999, the Company issued to twenty-four individuals shares for the consideration of $0.01 per share. All shares were paid for in cash. These shares were issued in accordance with the exemption from registration provided by Rule 504 of Regulation D of the Securities Act of 1933, as amended and an appropriate Form D was filed in connection with the issuance of these shares.

          The Director and President of the Company has contributed and continue to contribute time, office space, telephone, and other expenses, without compensation or reimbursement. The Company has given recognition to this contribution by including in expenses and crediting capital surplus the following amounts:

            Management fees                    $  2,400
            Rent                                  1,200
            Telephone                               600
                                                 ------
                                               $  4,200
                                                ========

         The director of the Company is a director, officer and stockholder of other companies. Therefore, conflicts of interest may arise between his duty as director of the Company and as director and officer of other companies. All such possible conflicts will be disclosed and the director concerned will govern himself in respect thereof to the best of his ability in accordance with the obligations imposed on them under the laws of the State of Delaware.

         All officers and the director are aware of their fiduciary responsibilities under corporate law, especially insofar as taking advantage, directly or indirectly, of information or opportunities acquired in his capacity as officer and director of the Company. Any transaction with them will only be on terms consistent with industry standards and sound business practice in accordance with their duties to the Company, and depending upon the magnitude of the transactions and the absence of any other newly appointed board members, the transaction may be submitted to the shareholders for their approval in the absence of any independent board members.

         The President has advanced money to the Company for the following purposes:

    Payment of original incorporation costs            $     255
    General working capital                                6,000
                                                          ------
                                                       $   6,255
                                                          =======

          The above noted advance is on a demand basis and bears no interest. Had an interest rate of 10% been used the amount of interest due and payable would have been approximately $350.

         Mr. Thachuk is prepared to advance other money to the Company for an exploration program on the Standard claim. Such commitment would not exceed $20,000 since any exploration program initially would not require funds in excess of this amount. If the Company is unable to raise further money from the issuance of its capital stock or institutional investors and the director is unwilling to advance further funds subsequent to the above noted advancement, then the Company will not be able to operate as a going concern and might cease to exist.

         The Company has not entered into any transactions with a related party and does not intend to do so in the immediate future. It is the intention of the Company to deal with third parties in all its acquisitions of properties.

REPORTS TO SECURITY HOLDERS

          Prior to filing this Form 10-SB, the Company has not been required to deliver annual reports. To the extent that the Company is required to deliver annual reports to security holders through its status of a reporting company, the Company shall deliver annual reports. Also, to the extent the Company is required to deliver annual reports by the rules or regulations of any exchange upon which the Company's shares are traded, the Company shall deliver annual reports. If the Company is not required to deliver annual reports, the Company will not go to the expense of producing and delivering such reports. If the Company is required to deliver annual reports, they will contain audited financial statements as required.

          Prior to the filing of this Form 10-SB, the Company has not filed reports with the Securities and Exchange Commission. Once the Company becomes a reporting company, management anticipates that Forms 3, 4, 5, 10K-SB, 10Q-SB, 8-K and Schedules 13D along with the appropriate proxy material will have to be filed as they come due. If the Company issues additional shares, the Company may file additional registration statements for those shares.

          The public may read and copy any material of the Company files with the Securities and Exchange Commission at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains an Internet site that contains reports, proxy and information statements, and other information regarding the issuers that file electronically with the Commission. The Internet address of the Commission's site is (http://www.sec.gov).

YEAR 2000 COMPUTER PROBLEMS

          The Company is dependent on computer technology in its business operations even though it does not itself own any computers at the present time. Nevertheless every business and professional person the Company uses are reliant on computers which reliance has a direct effect on the Company.

          The "Year 2000 problem" arose because many existing computer programs use only the last two digits of a year. Therefore, these computer programs do not properly recognize a year that begins with "20" instead of "19". If not corrected, many computer applications could fail or create erroneous results. The extent of the potential impact of the Year 2000 problem is not yet known, and if not timely corrected, it could affect the global economy. No country, government, business, or person is immune from the potential far-reaching effects of Year 2000 problems. Some estimates that include not only software and hardware costs, but also cost related to business interruption, litigation and liability, run into the hundreds of billions of dollars.

          The Company has determined that the consequences of its Year 2000 issues are likely to be material, in that a breakdown in the economy due to the Year 2000 problem might endanger its chances of having its mineral claim explored. The majority of geology companies use computerized equipment to do their reports and assessments. The possibilities of some or all of this equipment failing is extremely high. Future suppliers for the company will prepare agreements, cheques and other documents on the computer and as such are subject to the Year 2000 problem. The Company has:

               a. investigated computer software for future purchase whereby the Year 2000 issue has been addressed and corrected. The Company is in the state of readiness to purchase software, if it proves to have resolved the Year 2000 problem, at the time it acquires its own computer hardware.

               b. incurred no cost, as yet, to address the Year 2000 issue but expects its costs in the future will be for the purchase of computers and software which have resolved the Year 2000 problem.

               c. acknowledged the risk it faces with the Year 2000 issue from its suppliers and professionals who have not addressed the Year 2000 issue and hence can no longer operate once the Year 2000 is upon the business community.

               d. A contingency plan in that it will discuss with its suppliers and progessionals their contingency plans and if they have not addressed the Year 2000 problem the Company will switch to other suppliers and professionals who have. There is no guarantee the Company will be successful in identifying those suppliers and professions who have addressed the Year 2000 issue.

In summary, the problem is a massive, pervasive, complex, world-wide phenomena that could, in a worst-case scenario, totally shut down and destroy the Company's business operations.

ITEM 8. DESCRIPTION OF SECURITIES

          The Company's articles of incorporation currently provide that the Company is authorized to issue 25,000,000 shares of common stock, par value $0.001 per share. As at October 31, 1999, 1,295,000 shares were outstanding.

COMMON STOCK

          Each holder of record of the Company's common stock is entitled to one vote per share in the election of the Company's directors and all other matters submitted to the Company's stockholders for a vote. Holders of the Company's common stock are also entitled to share ratably in all dividends when, as, and if declared by the Company's Board of Directors from funds legally available therefore, and to share ratably in all assets available for distribution to the Company's stockholders upon liquidation or dissolution, subject in both cases to any preference that may be applicable to any outstanding preferred stock. There are no preemptive rights to subscribe to any of the Company's securities, and no conversion rights or sinking fund provisions applicable to the common stock.

          Neither the Company's articles of incorporation nor its bylaws provide for cumulative voting. Accordingly, persons who own or control a majority of the shares outstanding may elect all of the Board of Directors, and persons owning less than a majority could be foreclosed from electing any.

OPTIONS OUTSTANDING

          There are no outstanding options. It is the intention of the Board of Directors to grant stock options to directors, officers and future employees at some time in the future. At the present time no consideration has been given to the granting of stock options.

                                     PART 11

ITEM 1. MARKET PRICE OF AND DIVIDENDS ON THE COMPANY'S COMMON EQUITY AND OTHER STOCKHOLDER MATTERS

MARKET INFORMATION

          The Company's stock is not presently traded or listed on any public market. Upon effectiveness of the Company's registration statement under the Securities Exchange Act of 1934, it is anticipated one or more broker dealers may make a market in its securities over the counter, with quotations carried on the National Association of Securities Dealers, Inc.'s "OTC Bulletin Board".

          There is no established market price for the shares. There are no common shares subject to outstanding options or warrants or securities convertible into common equity of the Company. The number of shares subject to Rule 144 is 100,000. Each share certificate has the appropriate legend affixed thereto. There are no shares being offered to the public and no shares have been offered pursuant to an employee benefit plan or dividend reinvestment plan.

HOLDERS

          There are 35 record holder of the Company's common stock as at October 31, 1999. Only one is a director or officer of the Company.

DIVIDENDS

          The Company has never paid cash dividends on its common stock and does not intend to do so in the foreseeable future. The Company currently intends to retain any earnings for the operation and expansion of its business.

TRANSFER AGENT

          The Company's transfer agent is Nevada Agency & Trust Co., 50 West Liberty Street, Suite 880, Reno, Nevada, 89501.

ITEM 2. LEGAL PROCEEDINGS

          There are no legal proceedings to which the Company is a party or to which its property is subject, nor to the best of management's knowledge are any material legal proceedings contemplated.

ITEM 3. DISAGREEMENT WITH ACCOUNTANTS AND FINANCIAL DISCLOSURE

          From inception to date, the Company's principal accountant is Andersen Andersen & Strong, L.C. of Salt Lake City, Utah. The firm's report for the period from inception to August 31, 1999 did not contain any adverse opinion or disclaimer, nor were there any disagreements between management and the Company's accountants.

ITEM 4. RECENT SALES OF UNREGISTERED SECURITIES

          From inception through to October 31, 1999, the Company has issued and sold the following unregistered shares of its common stock (the aggregated value of all such offerings did not exceed US$1,000,000):

(i) Subscription for 100,000 shares by the Directors and Officers of the Company

          On January 11, 1999 the Company issued to its President, E. Del Thachuk, 100,000 common shares at $0.001 per share. This stock is restricted since it was issued in compliance with the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended. After this stock has been held for one year, the Director could sell within a three month period a percentage of his shares based on 1% of the outstanding stock in the Company. Therefore, this stock can be sold after the expiration of one year in compliance with the provisions of Rule 144. There are "stop transfer" instructions placed against this certificate and a legend has been imprinted on the stock certificate itself.

(ii) Subscription for 1,000,000 shares

          On January 11, 1999, the Company accepted subscriptions from ten investors in the amount of 1,000,000 shares at a price of $0.001per share. In all cases the consideration was cash. These shares were issued in accordance with the exemption from registration provided by Rule 504 of Regulation D of the Securities Act of 1933, as amended, and an appropriate Form D was filed in connection with the issuance of these shares.

(iii) Subscription of 195,000 shares

          On  February  15,  1999,  the  Company  accepted   subscription   from
twenty-four investors in the amount of 195,000 shares at a price of $0.01 per share. In all cases cash was paid for these shares. These shares were issued in accordance with the exemption from registration provided by Rule 504 of Regulation D of t he Securities Act of 1933, as amended, and an appropriate Form D was filed in connection with the issuance of these shares.

ITEM 5. INDEMNIFICATION OF DIRECTORS AND OFFICERS

          The Articles of Incorporation contain provisions which, in substance, eliminate the personal liability of the Board of Directors and officers of the Company and its shareholders from monetary damages for breach of fiduciary duties as directors to the extent permitted by Delaware law. By virtue of these provisions, and under current Delaware law, a director of the Company will not be personally liable for monetary damages for breach of fiduciary duty, except liability for:

a.   breach of his duties of loyalty to the Company or to its shareholders;

b. acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

c. dividends or stock repurchase or redemptions that are unlawful under Delaware law; and

d. any transactions from which he or she receives an improper personal benefit.

          These provisions pertain only to breaches of duty by individuals solely in the capacity as directors, and not in any other corporate capacity, such as an officer, and limit liability only for breaches of fiduciary duties under Delaware law and not for violations of other laws (such as Federal securities laws). As a result of these indemnifications provisions, shareholders may be unable to recover monetary damages against directors for actions taken by them that constitute negligence or gross negligence or that are in violation of their duties, although it maybe possible to obtain injunctive or other equitable relief with respect to such actions.

          The inclusion of these indemnification provisions in the Company's By-laws may have the effect of reducing the likelihood of derivation litigation against directors, and may discourage or deter shareholders or management from bringing lawsuit action, if successful, might otherwise benefit the Company or its shareholders.

          The Company has entered into separate indemnification agreements with its directors and officers containing provisions that provide for the maximum indemnification allowed to directors and officers under Delaware law and the Company, among other obligations, to indemnify such directors and officers against certain liabilities that may arise by reason of their status as directors and officers, other than liabilities arising from willful misconduct of a culpable nature, provided that such persons acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interest of the Company and, in the case of criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful. In addition, the indemnification agreement provides generally that the Company will, subject to certain exceptions, advance the expenses incurred by director and officers as a result of any proceedings against them as to which they may be entitled to indemnifications. The Company believes these arrangements are necessary to attract and retain qualified persons as directors and officers.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in such act, and is therefore unenforceable.

                                    PART F/S

                              FINANCIAL STATEMENTS

          The following financial statements are filed with this Form 10-SB:

                                                                            Page
                                                                            ----

Report of Independent Certified Public Accountants                           32
Financial Statements of Standard Capital Corp.
   Balance Sheet as at August 31, 1999                                       33
   Statement of Operations for the Period from September 24, 1998 (Date
        of Inception) to August 31, 1999                                     34
   Statement of Changes in Stockholders' Equity for the Period from
        September 24, 1998 (Date of Inception) to August 31, 1999            35
   Statement of Cash Flows for the Period from September 24, 1998 (Date
        of Inception) to August 31, 1999                                     36
   Notes to Financial Statements                                             37


ANDERSEN ANDERSEN & STRONG, L.C.                                     941 East 3300 South, Suite 220
Certified Public Accountants and Business Consultants Board             Salt Lake City, Utah, 84106
Member SEC Practice Section of the AICPA                                     Telephone 801-486-0096
                                                                                   Fax 801-486-0098
                                                                         E-mail Kandersen @ msn.com

Board of Directors
Standard Capital Corporation
Vancouver B. C. Canada

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have audited the accompanying balance sheet of Standard Capital Corporation (a development stage company) at August 31, 1999 and the statement of operations, stockholders' equity, and cash flows for the period from September 24, 1998 (date of inception) to August 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall balance sheet presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Standard Capital Corporation at August 31, 1999, and the results of operations, and cash flows for the period from September 24, 1998 (date of inception) to August 31, 1999 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company is in the development stage and will need additional working capital for its planned activity, which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are described in Note 5. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Salt Lake City, Utah                           /s/  "Andersen Andersen & Strong"
December 3, 1999

         A member of ACF International with affiliated offices worldwide

                           STANDARD EXPLORATIONS LTD.
                         (AN EXPLORATION STAGE COMPANY)
                                     BALANCE
                                 AUGUST 31, 1999
--------------------------------------------------------------------------------

ASSETS

CURRENT ASSETS

  Cash                                                                 $   2,531
                                                                          ------

   Total Current Assets                                                    2,531
                                                                          ------
OTHER ASSETS

  Mineral lease - Note 3                                                       -
                                                                          ------
                                                                       $   2,531
                                                                          ------
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES

  Accounts payable - related party                                     $   6,255
                                                                          ------
  Accounts payable                                                         2,002
                                                                          ------
   Total Current Liabilities                                               8,257
                                                                          ------
STOCKHOLDERS' EQUITY

Common stock

  25,000,000 shares authorized, at $0.001 par
  value; 1,295,000 shares issued and outstanding                           1,295
                                                                          ------
Capital in excess of par value                                             5,955
                                                                          ------
Deficit accumulated during the development stage                         (12,976)
                                                                          ------
Total Stockholders' Equity                                                (5,726)
                                                                          ------
                                                                        $  2,531
                                                                          ======

   The accompanying notes are an integral part of these financial statements.

                          STANDARD CAPITAL CORPORATION.
                         (AN EXPLORATION STAGE COMPANY)
                             STATEMENT OF OPERATIONS
                     FOR THE PERIOD FROM SEPTEMBER 24, 1998
                     (DATE OF INCEPTION) TO AUGUST 31, 1999
--------------------------------------------------------------------------------

SALES                                                           $              -

EXPENSES                                                                  12,976
                                                                         -------

NET LOSS                                                        $        (12.976)
                                                                         =======

NET LOSS PER COMMON SHARE

  Basic                                                         $          (.002)
                                                                         =======
AVERAGE OUTSTANDING SHARES

  Basic                                                                  836,100
                                                                         =======

   The accompanying notes are an integral part of these financial statements.

                          STANDARD CAPITAL CORPORATION
                         (AN EXPLORATION STAGE COMPANY)
                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
           FOR THE PERIOD FROM SEPTEMBER 24, 1998 (DATE OF INCEPTION)
                               TO AUGUST 31, 1999
--------------------------------------------------------------------------------

                                                                                CAPITAL IN
                                                            COMMON STOCK         EXCESS OF         ACCUMULATED
                                                       SHARES        AMOUNT      PAR VALUE            DEFICIT
                                                       ------        ------      ---------          ----------
BALANCE SEPTEMBER 24, 1998 (date of inception)           -         $     -        $     -           $     -

Issuance of common stock for cash
  At $.001 - January 11, 1999                        1,000,000         1,000            -                 -

Issuance of common stock for cash                      100,000           100            -                 -
  At $.001 - February 19, 1999

Issuance of common stock for cash                      195,000           195         1,755                -
  At $.01 - February 15, 1999

Capital contribution - expenses                          -                 -         4,200                -

Net operating loss for the period from
  September 24, 1998 to August 31, 1999                  -                 -            -           (12,976)
                                                      --------      --------      --------          --------

BALANCE AUGUST 31, 1999                              1,295,000     $   1,295     $   5,955      $   (12,976)
                                                     =========     =========     =========        =========


   The accompanying notes are an integral part of these financial statements.

                          STANDARD CAPITAL CORPORATION
                         (AN EXPLORATION STAGE COMPANY)
                             STATEMENT OF CASH FLOWS
                     FOR THE PERIOD FROM SEPTEMBER 24, 1999
                     (DATE OF INCEPTION) TO AUGUST 31, 1999
--------------------------------------------------------------------------------

CASH FLOWS FROM
     OPERATING ACTIVITIES:

Net loss                                                               $ (12,976)

Adjustments to reconcile net loss to
    net cash provided by operating
    activities:

    Change in accounts payable                                             2,002
    Capital contributions - expenses                                       4,200

Net Cash From Operations                                                  (6,774)

CASH FLOWS FROM INVESTING
    ACTIVITIES:                                                               -

CASH FLOWS FROM FINANCING
    ACTIVITIES:

       Proceeds from loan - related party                                  6,255
       Proceeds from issuance of common stock                              3,050

Net Increase in Cash                                                       2,531

Cash at Beginning of Period                                                   -

Cash at End of Period                                                  $   2,531
                                                                           =====

SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES

Capital contributions - expenses                                        $  4,200
                                                                           =====

The accompanying notes are an integral part of these financial statements.

                          STANDARD CAPITAL CORPORATION
                         (AN EXPLORATION STAGE COMPANY)
                          NOTES TO FINANCLAL STATEMENTS
--------------------------------------------------------------------------------

1. ORGANIZATION

The Company was incorporated under the laws of the State of Delaware on September 24, 1998 with authorized common stock of 25,000,000 shares with $.001 par value.

The Company was organized for the purpose of acquiring and developing mineral properties.

The Company is in the exploration stage.

The Company has completed Regulation D offerings of 1,195,000 shares of its capital stock for cash.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICILES

Accounting Methods

The Company recognizes income and expenses based on the accrual method of accounting.

Dividend Policy

The Company has not yet adopted a policy regarding payment of dividends.

Income Taxes

On August 31, 1999 the Company has a net operating loss carry forward of $12,976. The tax benefit from the loss carry forward has been fully offset by a valuation reserve because the use of the future tax benefit is doubtful since the Company has no operations. The loss carry forward will expire in 2019.

Earning (Loss) Per Share

Earnings (loss) per share amounts are computed based on the weighted average number of shares actually outstanding in accordance with FABS statement No. 128.

Cash and Cash Equivalents

The Company considers all highly liquid instruments purchased with a maturity, at the time of purchase, of less than three months, to be cash equivalents.

                          STANDARD CAPITAL CORPORATION
                         (AN EXPLORATION STAGE COMPANY)
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Amortization of Capitalized Mineral Claim Costs

Cost of acquisition, exploration, carrying, and retaining unproven properties are expensed as incurred. Cost incurred in proving and developing a property ready for production are capitalized and amortized over the life of the mineral deposit or over a shorter period if the property is shown to have an impairment in value. Expenditures for mining equipment are capitalized and depreciated over their useful lives.

Environmental Requirements

At the report date environmental requirements related to the mineral claims acquired (note 3) are unknown and therefore an estimate of any future cost cannot be made.

Financial Instruments

The carrying amounts of financial instruments, including cash, mineral leases, and accounts payable, are considered by management to be their estimated fair values. These values are not necessarily indicative of the amounts that the Company could realize in a current market exchange.

Estimates and Assumptions

Management uses estimates and assumptions in preparing financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of the assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could vary from the estimates that were assumed in preparing these financial statements.

3. ACQUISITION OF MINERAL CLAIMS

The Company acquired one 18 unit metric mineral claim known as the Standard claim located within the Bridge River gold camp near the town of Gold Bridge, 160 kilometres north of Vancouver, British Columbia, with an expiration date of February 23, 2000.

The claims have not been proven to have commercial recoverable reserves and therefore the acquisition and exploration cost have been expensed.

                          STANDARD CAPITAL CORPORATION

                         (AN EXPLORATION STAGE COMPANY)

                    NOTES TO FINANCLAL STATEMENTS (CONTINUED)

================================================================================


4.   RELATED PARTY TRANSACTIONS

Related parties have acquired 85% of the common stock issued.

5.   GOING CONCERN

The Company will need additional working capital to be successful in its efforts to develop the mineral claims acquired and therefore continuation of the Company as a going concern is dependent upon obtaining additional working capital and the management of the Company has developed a strategy, which it believes will accomplish this objective through additional equity funding, and long term financing, which will enable the Company to operate for the coming year.

Continuation of the Company as a going concern for the coming year is dependent upon receiving the funding needed and there can be no assurance that the Company will be successful in its efforts to obtain the needed working capital.

                                    PART III

ITEM 1.  INDEX TO EXHIBITS

EXHIBIT
-------
   NO.


(2)    Charter and By-Laws
       (a) Certificate of Incorporation of Standard Capital Corporation (filed herewith, page 42)
       (b)      Articles of Incorporation  (filed herewith,  page 43)
       (c)      Bylaws (filed herewith, page 49)
(3)    Instruments Defining Rights of Securities Holders
       (a)      Text of stock  certificates  for common stock  (filed  herewith, page 58)
(5)    Voting Trust Agreements
              None
(6)    Material Contracts
       (a)      Not made in the ordinary course of business
               (i) Transfer Agent and Registrar Agreement between Company and Nevada Agency & Trust Co., dated April 10, 1999 (filed herewith, page 59)
(10)   Consent of experts and counsel
       (i)      Consent  of  Andersen  Andersen  &  Strong,  L.C.,   independent
                certified public accountants (filed herewith, page 62)
(11)   Statement re computation of per share earnings Not applicable
(16)   Letter of change in certifying accountant
              Not applicable
(21)   Subsidiaries of the Company
              Not applicable
(24)   Power of Attorney
              None
(27)   Financial Data Schedule Worksheet (filed herewith, page 63)
(99)   Addition Exhibits
              None

ITEM 2.               DESCRIPTIONS OF EXHIBITS

                               None

                         [Attached, pages 42 through 65]

                                   SIGNATURES

     In accordance with Section 12 of the Securities Exchange Act of 1934, the Company has caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                              STANDARD CAPITAL CORPORATION
                                                       (Company)

                                            by   /s/ "E. DEL THACHUCK"
                                               ---------------------------------
                                                      E. Del Thachuk
                                                  President and  Director

                                            Dated:    December  4, 1999